UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-237917

UNDER

THE SECURITIES ACT OF 1933

CHINA INDEX HOLDINGS LIMITED

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(state or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Tower A, No. 20 Guogongzhuang Middle Street

Fengtai District, Beijing 100070

People’s Republic of China

(86) 10-5631-8661

(Address of principal executive office)

2019 Equity Incentive Plan

(Full Title of the Plan)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

China Index Holdings Limited (the “Registrant”) is filing this post-effective amendment No. 1 (“Post-Effective Amendment”) to the registration statement on Form S-8 (the “Registration Statement”) to deregister all unsold securities originally registered by the Registrant pursuant to its Registration Statement No. 333-237917, filed with the Securities and Exchange Commission on April 30, 2020, with respect to a total of 9,064,977 Class A ordinary shares of the Registrant, par value US$0.001 per share, and a total of 2,936,335 Class B ordinary shares of the Registrant, par value US$0.001 per share, thereby registered for offer or sale pursuant to Registrant’s 2019 Equity Incentive Plan.

On December 22, 2022, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with CIH Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), and CIH Merger Sub Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”). On April 17, 2022 (the “Effective Time”), pursuant to the Merger Agreement, Merger Sub was merged with and into the Registrant, with the Registrant being the surviving company and becoming a wholly owned subsidiary of Parent (the “Merger”). Upon the completion of the Merger, the Registrant became a privately held company.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statement. The Registrant hereby removes from registration, by means of this Post-Effective Amendment, any and all of the securities registered under the Registration Statement that remained unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the People’s Republic of China on April 18, 2023.

China Index Holdings Limited

By:	/s/ Yu Huang
Name:	Yu Huang
Title:	Chief Executive Officer and President

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.